Exhibit 99.3

LEASE AGREEMENT

This agreement, made and executed this 1st day of March, 2011, by and between Loren G. Swain and Gail A. Swain hereinafter referred to as Lessor, and Saving Energy Solar, Inc., hereinafter referred to as Lessee.

WITNESSETH

Whereas Lessor is the owner of certain real property located in Mohave County, Arizona, and whereas the parties of this agreement are desirous of entering into a written lease agreement setting forth the respective rights and obligations of the parties in and to said real property.

1. LEASED PROPERTY

Lessor hereby leases to Lessee that certain real property located in Mohave County, Arizona, more specifically described in Exhibit "A", which is attached hereto and made a part hereof. Lessee has inspected or has had the opportunity to inspect the property and accepts the same in “as is” condition.

2. TERM

The term of this Lease shall be for a period of 13 months, commencing on March 1, 2011, and terminating on March 31, 2012.

3. RENT

(a) Lessee shall pay to Lessor on or before April 1, 2011, the total sum of five thousand one hundred dollars ($5100.00). This amount represents the first and last month's rents of $2500.00 each and the Bullhead City 2% tax of $50.00 each. Beginning on or before May 1, 2011, the Lessee shall pay the sum of two thousand five hundred dollars ($2500.00) plus the Bullhead City sales tax of fifty dollars ($50.00) and continue thereafter on the same day of each succeeding month for the remainder of this Lease.
(b) If rent is not received by the 15th day of each month, the rent is then increased by 10% of the rent then due ($255.00).

4. PROPERTY TAX

Lessor shall pay all real property taxes and assessments which may be levied upon the real property described in Exhibit "A" during the term of this lease. Lessee shall pay any and all State and Federal tax obligations owed by Lessee and shall indemnify and hold harmless Lessor from.

5. USE

(a) Lessee shall use and occupy the property described in exhibit "A" for the purpose of selling renewable energy products.
(b) Not use or permit upon the property anything that would invalidate any policies of insurance now or hereafter carried on the property or that will increase the rate of insurance on the property.
(c) Not use or permit anything upon the property that would be dangerous to life or limb.

(d) Not do anything to create a nuisance or tending to disturb any other occupants of neighboring properties.
(e) Comply with health, police and fire requirements and any other laws and regulations respecting the property imposed any government authority.
(f) Not use the property for lodging purposes or for any immoral or illegal purposes.
(g) Not conduct or permit to be conducted upon the property any activity contrary to the laws of Arizona, the United States of America or which is contrary to the ordinances of the county or city in which the property is located. Lessee shall collect, store and dispose of all hazardous materials in strict conformance with all applicable laws and regulations. The term "hazardous materials" means without limitation, gasoline, petroleum products, explosives, radioactive materials, hazardous wastes, toxic substances, asbestos or any other substance or material that may be defined as hazardous, toxic or dangers substance, material, waste pollutant or contaminant under any federal, state or local environmental law, ordinance, rule or regulation as now or at any time hereafter in effect. The extent permitted by law, to indemnify, hold harmless and defend Lessor from and against any and all losses, claims, liabilities and expenses, including reasonable attorney fees, if any, which Lessor may suffer or incur in connection with the Lessee's possession, use or misuse of the property.

6. ALTERATIONS

Notwithstanding anything in this lease agreement to the contrary, Lessee shall not make, or suffer to be made, any alterations, additions or improvements to or of the property or any part thereof without the written consent of Lessor first has and obtained. Any alterations, additions or improvements to or of said property, as well as any additions to or replacements of items of inventory, shall at termination of the lease belong to Lessor, except as otherwise specifically in writing executed by all of the parties hereto. Any alterations, additions or improvements to or of the premises shall be constructed at Lessee's expense and shall conform to all applicable Federal State, County and City regulations, codes and licenses.

7. SIGNS

Lessee shall pay the cost of Insuring, maintaining, repairing and illuminating any business sign put in place upon the business premises during the term of this lease.

8. ASSIGNMENT AND SUBLETTING

Lessee shall not, either voluntarily or by operation of law, sell, assign, encumber, hypothecate or transfer this lease or sublet the property or any part thereof or permit the property or any part thereof to be occupied by anyone other than the Lessee without the prior written consent of Lessor in each instance. Lessor's consent shall not be unreasonably withheld.

9. DAMAGE TO PROPERTY

(a) Lessee shall indemnify and hold Lessor harmless from any and all claims arising from Lessee's use and maintenance of the property or the conduct of its business or from any activity, work, or thing done, permitted or suffered by Lessee and Lessee's invitees, employees and agents in or about the property, and shall further indemnify and hold Lessor harmless from any and all claims arising from any breach or default in the performance of any obligation on Lessee's part to be performed under the terms of the lease, or arising from any act of negligence of Lessee, or of his agents or employees, and from all costs, attorney's fees, expenses and liabilities incurred as a result of any such claim or any action brought against Lessor by reason of any such claim. Lessee, upon notice from Lessor, shall defend the same at Lessee's expense by counsel satisfactory to. Lessor. (b) Lessor shall not be liable for damage to any party whomsoever caused by leaking water, flowing, or standing in, into or about the demised premises or caused by the act of neglect of any owner or occupant of adjoining or adjacent property or any third part.

10. BUILDING SERVICES AND MAINTENANCE

(a) Lessee shall at all times keep and maintain the premises and all improvements located on the premises, including, but not limited to, all buildings (including roofs and windows),  fixtures, equipment, wiring, and electrical outlets, plumbing, air conditioning, cooling and heating devices as well as any other property located in or on the premises in a safe, habitable, and useable condition and shall make any and all repairs necessary to maintain premises and including, but not limited to, any fixtures, equipment, appliances, wiring, and electrical outlets, plumbing, air conditioning, cooling and heating devices, as well as any other, in habitable and useable condition. Lessor shall reserve the right at all reasonable times to enter the premises for the purpose of evaluating Lessee's compliance with this paragraph. Upon written notice of noncompliance by Lessor, Lessee shall undertake all steps necessary to immediately bring any noncompliance so noticed into compliance.

11. NOTICES

All notice to be given to the Lessee may be given in writing personally or be deposited in the United States Mail postage pre-paid and addressed to Lessee at the said premises, whether or not Lessee has departed from, or abandoned or vacated the premises. Notice to Lessee shall be deemed complete five (5) days after being deposited in the United States Mail. All noticed to be given to Lessor shall be given by United States Certified Mail address to Lessor at their residence address or at such other place that from time to time, in writing, designate.

12. CASUALTY

Lessor shall not obligation to carry casualty insurance on the premises or on the property, real, and personal, or improvements or alterations to be made by Lessee. In event of damage or destruction to the leased premises or any building which is a part of the leased premises Lessee shall hold Lessor harmless from any obligation or liability related thereto. Lessee shall be responsible for repairing or replacing any and all fixtures, equipment, or personal property of Lessor's located within or upon leased premises.

13. INSURANCE

(a) Lessee shall, at Lessee's expense, obtain and keep in force during the term of this lease a policy of comprehensive public liability insurance indemnifying Lessor against any liability arising out of the ownership, use, occupancy or maintenance of the premises. Such insurance shall be in an amount of not less than one million dollars ($1,000,000.00) for injury to or death of one person in anyone accident or occurrence. Such insurance shall further insure Lessor and Lessee against liability for property damage of at least three hundred thousand dollars ($300,000.00) for injury or death to more than one person in any accident or occurrence. The limits of said insurance shall not, however, limit the liability of Lessee here under. Any insurance required by this paragraph shall name the Lessor as additionally insured.
(b) Lessee shall obtain and keep in force during the term of this lease a policy or policies of insurance covering loss or damage to the premises in the amount of the full replacement value thereof, providing protection against all perils (all risk) including, but not limited to, hazardous materials pollution/ damages, vandalism, malicious mischief, and special extended perils (all risk). Additionally, Lessee shall provide and pay for insurance coverage for Lessor's fixtures, equipment, furnishings, and Lessors personal property located on the property. All such insurance shall include a loss payable clause to Lessor and name Lessor as an additional insured.

14. CONDEMNATION/ PUBLIC USE

(a) If any part of the property shall be taken for condemned for public or quasi-public use and a part thereof remains which is susceptible to occupation hereunder, this lease shall vest and become Condemner's and the rent payable hereunder shall be adjusted so that Lessee shall be required to pay for the remainder of the term only such portion of said rent as the value of the part remaining after condemnation bears to the value of the entire premises at the date of condemnation
(b) If all of the demised premises or such part thereof be taken or condemned so that there does not remain a portion susceptible for occupation hereunder, the lease shall thereupon terminate. If a part or all of the demised premises be taken or condemned, all compensation awarded such condemnation or taking shall go to the Lessor or Lessee as their interest may appear at such time.

15. SALE OF PROPERTY

If, during the term of this lease and options herein, Lessor shall have the opportunity to sell the property demised hereunder or any portion thereof, Lessor hereby grants to Lessee the first right of refusal to purchase said property under identical terms and conditions as proposed by Lessors potential buyer. Lessee shall have a period of thirty (30) days in which to accept this first right of refusal, and should Lessee fails to accept, Lessors shall have the right to sell the demised premises or any portion thereof to Lessor's prospective buyer. Any such sale would include all portions of this existing lease.

16. LESSOR'S REMEDIES

If default shall be made in the payment of the rent or any installment thereof, or in the payment of any other sum required to be paid by Lessee under the lease, or any other agreement between Lessor and Lessee, and such default shall continue for one (1) day, or if default shall be made in the performance of any of the other covenants or conditions which Lessee is required to observe and perform hereunder and such default shaH continue for ten (10) days after written notice thereof to Lessee, ( except in the case of unpaid rent, where no notice is required) or if the interest of the Lessee in this lease shall be levied on under execution of other legal process, or if any petition shall be filed by or against Lessee to declare Lessee bankrupt, or to delay, reduce or modify Lessee's debts or obligations or if any petition shall be filed or other actions taken to reorganize or modify Lessee's capital structure, or if any assignment of Lessee's property shall be made for the benefit of creditors, or if a receiver or trustee is appointed for Lessee or his property, or if Lessee shall abandon or vacate premises during the term of this lease, then Lessors may treat the occurrence of any or more of the foregoing events as a breach of this lease, and thereupon at his option may, without notice or demand of any kind to Lessee or another person, have anyone or more of the following described remedies, in addition to all other rights and remedies provided at law or equity.

(a) Lessors may re-enter the premises with or without process or law, change the locks on the premises, and take possession of the same and of all equipment, fixtures and property of Lessee therein and expel or remove Lessee and all other parties occupying the premises, using such force as may be reasonably necessary to do so, without being liable to any prosecution for such re-entry or for the use of such force and without terminating this lease, and may at any time and from time to time re-rent the premises or any part thereof for the account of the Lessee, for such term, upon such conditions and at such rental rate as Lessors may deem proper.
(b) Lessors may give written notice to Lessee of Lessor's election to terminate this lease, re-enter the premises with or without process of law, change the locks and take possession of the same, using such force as may be reasonable necessary to do so, without being held liable for such re-entry or for the use of such force. In such an event, Lessors shall thereupon be entitled to recover from Lessee, the worth at the time of such termination, of the excess, if any, of the rent and other charges required to be paid by Lessee hereunder for the balance of the term hereof (if this lease has not been so terminated) over the then reasonable rental value of the premises for the same period.
(c) Lessor may re-enter the premises, and take possession of the same and of all equipment, fixtures and property of Lessee therein and remove Lessee and all other parties occupying the premises, using such force as may be reasonably necessary to do so, without being liable to any prosecution for such re-entry or for use of such force and without terminating this lease, and may at any time and from time to time re-Iet the premises or any part thereof for the account of the Lessee, for such term, upon such conditions and at such rental rate as Lessor may deem proper. In such event, Lessor may, at his option, elect to declare the entire rent payable during the term of this lease immediately due and payable, less any sums previously paid by lessee, in which case lessor shall be entitled to judgment in any court of competent jurisdiction and for such amount, provided, however, that lessor from any re renting and promptly reimburse lessee for such amounts if lessee has paid in full the amount due lessor hereunder, and if payment has not been made, credit lessee on its judgment for such amounts so received by lessor.

17. GUARANTORS

Lessee, by executing below, agrees to be liable for the obligations and agreements entered herein. For avoidance of doubt, lessor agrees that there are no personal guarantors for lessee.

18. ATIORNEYS FEES AND COSTS

In the event of any enforcement action or proceeding brought by either party against the other arising out of this lease in any manner whatsoever, the prevailing party shall be entitled to recover reasonable attorney's fees incurred in such action and such amount shall be included in any judgment entered in such proceeding. "Enforcement action" shall include Notices of Default and negotiations as well as any other activity reasonably related to enforcement of the terms hereof.

19. MISCELLANEOUS

(a) Time is of the essence with respect to the performance of every provision of this lease in which performance is a factor.
(b) This lease contains all of the agreements of the parties hereto with respect to any matter covered or mentions in this lease and no prior agreement or understanding pertaining to any such matter, verbal or otherwise, shall be effective for any purpose. It is mutually agreed that no representations, warranties, covenants or agreements, expressed or implied, have been made, other than as expressed set forth herein, any modifications to this lease shall be made in writing and signed by all parties hereto.
(c) If lessee is a Corporation, each individual executing this lease on behalf of said Corporation, represents and warrants that he is duly authorized to execute and deliver this lease on behalf of said corporation in accordance with a duly adopted resolution of the Board of Directors of said Corporation, and that this lease is binding upon said Corporation in accordance with its terms
(d) All parties hereto declare that they are of legal age. This lease agreement shall bind the heirs, personal representatives, successors, transferees, and assigns of the parties hereto.

In witness whereof, this agreement is signed and sealed this date:

Lessor (s)

____________________________
Loren G. Swain

____________________________
Gail A. Swain

Lessee

/s/ Clyde (Mike) Hardacker III
Clyde Clyde (Mike) Hardacker III, President

Saving Energy Solar, Inc.
2043 Pabco Rd.
Henderson, NV. 89011

EXHIBIT “A”

PARCEL NO.1

Beginning at the point of intersection of the East boundary of said section 9, and the southwesterly boundary of Petersen Drive, a dedicated public street as shown on the subdivision maps of Petersen's Acres on file in the office the recorder of Mohave County; thense South 44 degrees west along Petersen Drive 125 feet to a point.

PARCEL NO.2

Beginning at the point of intersection of the East boundary of said section 9, and south easterly boundary of Petersen Drive, a dedicated public street as shown on the subdivision maps of Petersen's Acres on file in the office or the recorder of Mohave County; thense South 44 degrees West along the southeasterly boundary of Petersen Drive 560 feet to the True point of beginning; thense continuing South 44 degrees East 250 feet to a point; thense North 44 degrees East 125 feet to a point; thense North 46 degrees West 250 feet to the True point of beginning.

Also known as:
1660 and 1664 Highway 95
Bullhead City, Arizona 86442

Including but not limited to, all improvements thereon, which improvements include, but are not limited to:

A well and pump, a sign, fencing, and that certain 12' x 28' Bonneville Modular office building, including any fixtures attached thereto.

ACKNOWLEDGEMENTS:

STATE IF UTAH                                           )

COUNTY OF WASHINGTON                                                                ) ss.

SUBSCRIBED AND SWORN to before me this _____ day of _________ , 2011 by Loren G. Swain and Gail A. Swain.

My commission expires: _________________

STATE OF NEVADA                                                      )

County of Clark                                           )

SUBSCRIBED AND SWORN to before me this 1st day of March , 2011 by Clyde (Mike) Hardacker III, President.

My commission expires: July 19, 2014

/s/ Regina Harper
Notary Public